News Release

For Immediate Release:	For More Information,
August 14, 2017	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Receives Regulatory Approval

for Acquisition of ASB Bancorp, Inc.

Southern Pines, N.C. –First Bancorp (NASDAQ - FBNC), the parent company of First Bank, reports that it has now received all required regulatory approvals to acquire ASB Bancorp, Inc. (“ASB Bancorp”), the parent company of Asheville Savings Bank, SSB.

The ASB Bancorp shareholder meeting to approve the merger transaction is scheduled for September 19, 2017, and shareholders have been mailed the related proxy statement/prospectus. The Company expects to complete the merger of ASB Bancorp into First Bancorp and Asheville Savings Bank, SSB into First Bank on October 1, 2017.

Prior to the merger date, ASB Bancorp shareholders will be mailed an election form with instructions and a deadline for electing their desired mix of cash and stock according to the terms of the merger.

Asheville Savings Bank, SSB, will continue to operate as Asheville Savings Bank after the merger until the data processing system conversion, which the Company currently expects will occur in March 2018.

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First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $4.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 95 branches in North Carolina and South Carolina. First Bank also operates three mortgage loan production offices in the central region of North Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

This communication includes statements made in respect of the proposed transaction involving First Bancorp and ASB Bancorp.  This material is not a solicitation of any vote or approval of ASB Bancorp’s shareholders and is not a substitute for the proxy statement/prospectus or any other documents which First Bancorp and ASB Bancorp may send in connection with the proposed transaction.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, First Bancorp has filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement of ASB Bancorp and a prospectus of First Bancorp, as well as other relevant documents concerning the proposed transaction.  Investors and security holders are also urged to carefully review and consider each of First Bancorp’s and ASB Bancorp’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF ASB BANCORP ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other filings containing information about First Bancorp and ASB Bancorp at the SEC’s website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by First Bancorp on its website at http://www.localfirstbank.com and by ASB Bancorp on its website at www.ashevillesavingsbank.com

First Bancorp, ASB Bancorp and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of ASB Bancorp’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of First Bancorp and their ownership of First Bancorp common stock is set forth in the proxy statement for First Bancorp’s 2017 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on March 27, 2017. Information about the directors and executive officers of ASB Bancorp and their ownership of ASB Bancorp common stock is set forth in the proxy statement for ASB Bancorp’s 2017 Annual Meeting of Shareholders, as filed with the SEC on a Schedule 14A on April 5, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.  Free copies of this document may be obtained as described in the preceding paragraph.